Exhibit 99.1

Freshpet, Inc. Reports First Quarter 2016 Results

First Quarter Net Sales Increased Approximately 16%

Company Reiterates 2016 Guidance

SECAUCUS, N.J. – May 4, 2016 – Freshpet, Inc. (“Freshpet” or the “Company”) (NASDAQ: FRPT) today reported financial results for its first quarter ended March 31, 2016.

First Quarter 2016 Financial Highlights Compared to Prior Year Period

•	Net sales were $31.5 million, up 16.3%
•	Adjusted EBITDA was $2.5 million, up 23.7%
•	Freshpet Fridges increased 10.1% to 15,429 from 14,019

“We are pleased with our start to 2016 and the significant progress we made across key operational and financial business metrics,” said Richard Thompson, Freshpet’s Chief Executive Officer. “In the first quarter we generated solid net sales and adjusted EBITDA growth as we continued to benefit from increased velocity per fridge and increased store count. We expect our efforts to drive greater leverage across our business model, improve profitability and enhance long-term shareholder value as we progress through 2016.”

First Quarter 2016

Net sales increased 16.3% to $31.5 million for the first quarter of 2016.  Net sales for the quarter were driven by velocity gains across all retail sales channels and the increase of Freshpet Fridge store locations, which grew to 15,429 as of March 31, 2016, an increase of 10.1% as compared to the prior year period.

Gross profit was $14.9 million, or 47.3% of net sales, compared to $13.3 million, or 49.0% of net sales, in the same period last year. Non-capitalizable start-up costs associated with the expansion of our Freshpet Kitchens reduced gross margin by approximately 80 basis points in the first quarter of 2016.

Selling, general and administrative expenses (“SG&A”) were $16.5 million compared to $15.7 million in the same period in the prior year. As a percentage of net sales, SG&A decreased from 57.9% for the three months ended March 31, 2015 to 52.4% in the current year period. After adjusting $1.0 million and $1.8 million for non-cash items related to share-based compensation in the first quarter of 2016 and 2015, respectively, SG&A decreased as a percentage of net sales to 49.4% in the first quarter of 2016 compared to 51.3% of net sales in the first quarter of 2015.

Net loss was $1.8 million compared to a net loss of $2.6 million for the same period in 2015.

Adjusted EBITDA was $2.5 million for the first quarter of 2016, compared to $2.0 million in the same period in 2015.

Cash and Net Debt

During the first quarter of 2016, the Company generated cash of $2.0 million from operations compared to $1.1 million during the same period in 2015.  As of March 31, 2016, the Company had cash and cash equivalents of $0.3 million and a line of credit for $40 million.  The Company expects to draw $8 to $10 million by the third quarter of 2016, which is expected to be repaid in the first quarter of 2017. The $11.0 million decrease in cash, cash equivalents and short term investments from December 31, 2015 is primarily due to the capital expenditures related to the expansion of the Company’s Freshpet Kitchens in Bethlehem, Pennsylvania. The Company expects to invest up to $7.0 million during the remainder of 2016 to complete that project on time and on budget.

Outlook

The Company reiterated its guidance for 2016.  For full year 2016, the Company expects the following results compared to the prior year:

•	To exceed net sales of $137 million, an increase of approximately 18%
•	To exceed Adjusted EBITDA of $18.5 million, an increase of approximately 67%
•	To exceed Freshpet fridges of 16,600, an increase of approximately 10%

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin at 4:30 p.m. ET on Wednesday, May 4, 2016. To participate on the live call listeners in North America may dial (844) 452-6821 and international listeners may dial (724) 924-4985; the passcode is 94168308.

In addition, the call will be broadcast live over the Internet hosted at the "Investor" section of the Company's website at www.freshpet.com and will be archived online through May 18, 2016. A telephonic playback will be available from 7:30 p.m. ET, May 4, 2016, through May 18, 2016. North American listeners may dial (855) 859-2056 and international listeners may dial (404) 537-3406; the passcode is 94168308.

About Freshpet

Freshpet has a single-minded mission – to improve the lives of dogs and cats everywhere through the power of fresh, natural food. Packed with vitamins and proteins, Freshpet foods offer fresh meats, poultry, and vegetables farmed locally. At our Freshpet Kitchens, we thoughtfully prepare these natural ingredients and everyday essentials, cooking them in small batches at lower temperatures to preserve key nutrients. That way, your pet gets the best. Freshpet refrigerated foods and treats are kept cool from the moment they are made until they arrive at Freshpet Fridges in your local market.

Freshpet foods are available in select mass, grocery, natural food, club, and pet specialty retailers across the United States and Canada. From the care Freshpet takes to source their ingredients and make their food, to the moment it reaches your home, Freshpet’s integrity, transparency and social responsibility are the way they like to run their business. To learn more, visit www.freshpet.com.

Connect with Freshpet:

Freshpet Facebook

https://twitter.com/Freshpet

http://instagram.com/Freshpet

http://pinterest.com/Freshpet

https://plus.google.com/+Freshpet

https://en.wikipedia.org/wiki/Freshpet

https://www.youtube.com/user/freshpet400

Forward Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company's latest annual report on Form 10-K filed with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Measures

Management believes that Adjusted EBITDA, which is a non-GAAP measure, is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. EBITDA represents net loss plus depreciation and amortization, interest expense, and income tax expense, and Adjusted EBITDA represents EBITDA plus loss on disposal of equipment, plant startup expense, share based compensation, warrant fair valuation and launch expenses.  Adjusted EBITDA is shown as a supplemental disclosure in this release because it is widely used by the investment community for analysis and comparative evaluation and provides an additional metric to evaluate the Company’s operations and, when considered with both the Company’s GAAP results and the reconciliation to net income (loss), provides a more complete understanding of the Company’s business than could be obtained absent this disclosure. Adjusted EBITDA is not and should not be considered an alternative to net income (loss) or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of Adjusted EBITDA may differ from methods used by other companies. Management believes that this non-GAAP measure is important to an understanding of the Company's overall operating results in the periods presented. Adjusted EBITDA is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. We have not reconciled our expected Adjusted EBITDA to net income under “Outlook” because we have not finalized our calculations of several factors necessary to provide the reconciliation, including net income, interest expense and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of our control and/or cannot be reasonably predicted at this time.

CONTACT

ICR

Katie Turner

646-277-1228

katie.turner@icrinc.com

Michael Fox

203-682-8218

Michael.fox@icrinc.com

FRESHPET INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$266,129	$8,029,413
Short-term investments	—	3,250,000
Accounts receivable, net of allowance for doubtful accounts	7,133,456	7,030,719
Inventories, net	8,183,496	6,853,447
Prepaid expenses and other current assets	1,204,530	229,631
Total Current Assets	16,787,611	25,393,210
Property, plant and equipment, net	92,671,432	82,793,007
Deposits on equipment	3,020,939	3,243,519
Other assets	1,800,692	1,667,838
Total Assets	$114,280,674	$113,097,574
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	7,245,531	6,668,643
Accrued expenses	3,681,036	2,274,557
Accrued warrants	146,192	204,314
Total Current Liabilities	$11,072,759	$9,147,514
Total Liabilities	$11,072,759	$9,147,514
STOCKHOLDERS' EQUITY:
Common stock	33,538	33,537
Additional paid-in capital	293,514,642	292,484,986
Accumulated deficit	(190,340,265)	(188,568,463)
Total Stockholders' Equity	103,207,915	103,950,060
Total Liabilities and Stockholders' Equity	$114,280,674	$113,097,574

FRESHPET INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended
	March 31,
	2016	2015
NET SALES	$31,453,700	$27,054,674
COST OF GOODS SOLD	16,565,813	13,801,655
GROSS PROFIT	14,887,887	13,253,019
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	16,487,082	15,677,598
LOSS FROM OPERATIONS	(1,599,195)	(2,424,579)
OTHER EXPENSES:
Other Expenses, net	(40,869)	(109,957)
Interest Expense	(116,738)	(37,538)
	(157,607)	(147,495)
LOSS BEFORE INCOME TAXES	(1,756,802)	(2,572,074)
INCOME TAX EXPENSE	15,000	15,000
NET LOSS	(1,771,802)	(2,587,074)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,771,802)	$(2,587,074)
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
-BASIC	$(0.05)	$(0.08)
-DILUTED	$(0.05)	$(0.08)
WEIGHTED AVERAGE SHARES OF COMMON STOCK
OUTSTANDING USED IN COMPUTING NET LOSS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
-BASIC	33,537,280	33,469,749
-DILUTED	33,537,280	33,469,749

FRESHPET INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,771,802)	$(2,587,074)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Provision for losses (gains) on accounts receivable	7,805	(918)
Loss on disposal of equipment and deposits on equipment	143,407	8,723
Share based compensation	1,006,046	1,860,112
Fair value adjustment for outstanding warrants	(58,122)	114,106
Change in reserve for inventory obsolescence	133,174	6,006
Depreciation and amortization	2,071,272	1,754,905
Amortization of deferred financing costs and loan discount	35,901	35,294
Changes in operating assets and liabilities
Accounts receivable	(110,542)	(1,172,276)
Inventories	(1,463,223)	(118,939)
Prepaid expenses and other current assets	(974,899)	572,122
Other assets	(184,987)	(130,025)
Accounts payable	1,774,682	1,477,326
Accrued expenses	1,406,479	(711,334)
Net cash flows provided by operating activities	2,015,191	1,108,028
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	—	(7,499,205)
Proceeds from maturities of short-term investments	3,250,000	—
Acquisitions of property, plant and equipment, software and deposits on equipment	(13,045,117)	(4,964,527)
Proceeds from sale of equipment	5,672	—
Net cash flows used in investing activities	(9,789,445)	(12,463,732)
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of options to purchase common stock	10,970	14,960
Net cash flows provided by financing activities	10,970	14,960
NET CHANGE IN CASH AND CASH EQUIVALENTS	(7,763,284)	(11,340,744)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,029,413	36,259,252
CASH AND CASH EQUIVALENTS, END OF PERIOD	$266,129	$24,918,508

FRESHPET INC. AND SUBSIDIARIES

RECONCILIATON BETWEEN NET (LOSS) AND ADJUSTED EBITDA

Certain totals may not sum due to rounding

	Three Months Ended
	March 31,
	2016	2015
	(Dollars in thousands)
Net (loss)	$(1,772)	$(2,587)
Depreciation and amortization	2,071	1,755
Interest expense	117	38
Income tax expense	15	15
EBITDA	$431	$(779)
Loss on disposal of equipment	143	9
Launch expense	722	804
Plant startup expenses	238	—
Noncash stock based compensation	1,006	1,860
Warrant fair valuation	(58)	114
Adjusted EBITDA	$2,483	$2,008